EXHIBIT 99.2

December 11, 2019

Airfox announces SEC settlement update
Boston startup expands disruptive digital banking platform to accelerate financial inclusion

Airfox today announces an update on its settlement with the U.S. Securities and Exchange Commission (SEC) related to the issuance of AirTokens in its 2017 initial coin offering (ICO). As part of the settlement, a claims process was made available to individuals who acquired AirTokens from Airfox during the ICO. The rescission period officially came to a close on September 28, 2019. All claims forms were processed in accordance with the terms and provisions set forth in the SEC Order, and Airfox will pay all eligible claims by December 28, 2019.

“It is remarkable for Airfox to be the first to settle with the SEC and comply with its mandate,” said Victor Santos, CEO and founder, Airfox. “Thanks to our community’s support, Airfox has continued to thrive, having launched a mobile-first banking platform for emerging markets this year and major partnerships with global brands including Mastercard. The successful evolution of our company’s disruptive financial services model and innovation efforts continue unabated.”

Caption: Airfox was founded by Google veterans, launched in the Harvard Innovation Labs, and represents the work of an immigrant whose family faced financial exclusion during his childhood. Airfox continues to expand its diverse team of experts working to provide disruptive banking services in emerging markets.

There were around 2,500 ICO participants in 2017, and Airfox received only 174 claim forms during the claims period. Of those claims, 93% (163) have been accepted. No claims received before the deadline were denied based on typographical errors or minor inconsistencies.

Airfox remains focused on its ultimate goal of creating an inclusive new mobile banking system that benefits all, especially those that lack access to traditional financial institutions. This year, Airfox secured new high-profile partnerships – including contracts with mobile payment leaders Mastercard and Cielo – that expand on its existing partnership with Brazilian retail giant Via Varejo. The new Airfox contracts support continued growth of its teams in both Boston and Brazil, and accelerated execution on its mission to increase access to high-quality financial services.

About Airfox

Airfox is on a mission to accelerate financial inclusion for the underbanked in emerging economies by creating an entirely new financial services model that democratizes access to capital and financial services with a mobile-first solution. Airfox is a venture-backed, financial technology company launched in the Harvard Innovation Labs by a Brazilian immigrant who’s working to provide solutions to a problem he experienced personally. Airfox is based in both Boston and São Paulo. To learn more about the company visit www.airfox.com.

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